UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2006

SONIC SOLUTIONS

(Exact name of registrant as specified in its charter)

California	23190	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 30, 2006, the Board of Directors (the “Board”) of Sonic Solutions (the “Company”) approved the acceleration of vesting on all unvested and outstanding stock options awarded to employees, officers, contractors and directors on or before January 30, 2006 under the Company’s various stock option plans with an exercise price greater than $13.50. The effective date of the acceleration was January 30, 2006, and the closing price of the Company’s common stock on that date was $16.46 per share.

Based only on options outstanding as of December 31, 2005, options to purchase approximately 3.4 million shares of the Company’s common stock, which otherwise would have vested from time to time over the next four years, became immediately exercisable. The options as to which vesting was accelerated have exercise prices per share ranging from $13.77 to $20.86 and a weighted average exercise price of $17.57. The number of shares subject to, and exercise prices of, the options as to which vesting was accelerated remain unchanged.

Of the approximately 3.4 million shares subject to options as to which vesting was accelerated, approximately 828,000 or approximately 24%, correspond to options held by the Company’s executive officers and directors, as shown in the following chart:

NAMED EXECUTIVE OFFICER OR DIRECTOR	NUMBER OF SHARES AS TO WHICH VESTING WAS ACCELERATED	EXERCISE PRICE PER SHARE		DATE OF OPTION GRANT
David C. Habiger President and CEO	375,000		$19.99	9/23/2005

Robert J. Doris Chairman of the Board	None		Not applicable	Not applicable

Mary C. Sauer Secretary and Director	None		Not applicable	Not applicable

A. Clay Leighton Executive Vice President and Chief Financial Officer	33,334 187,500	$ $	17.49 19.99	5/10/2004 9/23/2005

Mark Ely Executive Vice President, Strategy	23,333 25,834 40,000	$ $ $	17.16 16.62 19.76	3/24/2004 7/29/2004 9/21/2005

Robert M. Greber Director	13,125 20,625 21,094	$ $ $	13.77 15.90 15.29	9/2/2003 9/7/2004 11/11/2005

Peter J. Marguglio Director	10,500 16,500 16,875	$ $ $	13.77 15.90 15.29	9/2/2003 9/7/2004 11/11/2005

Warren Langley Director	10,500 16,500 16,875	$ $ $	13.77 15.90 15.29	9/2/2003 9/7/2004 11/11/2005

In accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”), the Company will record, in its fourth fiscal quarter ending March 31, 2006 a charge for the estimated stock-based compensation resulting from the acceleration of certain of the options which, at the date of acceleration, had an exercise price which was below the closing stock price on January 30, 2006 (the “in the money options”), and which otherwise would not have vested prior to termination of the grantee. The maximum amount of the charge related to these in the money options is approximately $1.7 million but the Company anticipates that based on its historical employee turnover rates and its estimate of future employee separation, the actual amount recorded in the fourth fiscal quarter of 2006 will be significantly below this amount. The Company will evaluate in future quarters, after adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“FAS 123R”), any adjustments that may be required to the estimated stock-based compensation expense.

The Board believes the actions described above are in the best interest of shareholders, as the primary purpose of the acceleration of the vesting is to minimize future compensation expense that would have been associated with the unvested stock options upon the Company’s planned adoption of FAS 123R, effective for fiscal periods beginning after June 15, 2005. Based on the fair market value, as determined based on the original grant date, of unvested stock options outstanding as of December 31, 2005, the Company expects it will not incur future compensation expense under FAS123R in excess of $40 million over the remaining vesting terms of those options. This amount does not include the expense related to accelerated options issued between January 1 and January 30, 2006, as the effect has not yet been calculated, which will also not be incurred in future periods as a result of the acceleration. The Company does not expect the acceleration to have a negative impact on employee retention efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONIC SOLUTIONS

By:	/s/ David C. Habiger
	Name:	David C. Habiger
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Date: February 3, 2006

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